Filed pursuant to Rule 424(b)(3)
Registration No. 333-171109

Prospectus Supplement No. 1

Dated January 6, 2011

To Prospectus Dated January 3, 2011

OCZ Technology Group, Inc.

7,139,960 Shares of Common Stock

1,999,194 Shares of Common Stock issuable upon the exercise of outstanding Warrants

This prospectus supplement supplements the prospectus, dated January 3, 2011, of OCZ Technology Group, Inc., which is part of a registration statement on Form S-1 (File No. 333-171109) filed with the Securities and Exchange Commission relating to the public offering and sale of securities by the selling shareholders as described therein.  This prospectus supplement should be read in conjunction with the prospectus and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information provided by this prospectus supplement supersedes the information contained in the prospectus.

This prospectus supplement includes information to update the beneficial ownership of Carpe Diem Partners, LLC, a selling stockholder.

This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus dated January 5, 2011 with respect to the securities described above, including any amendments or supplements thereto.

Investing in our common stock is highly speculative and involves a high degree of risk.  You should consider carefully the risks and uncertainties in the section entitled “Risk Factors” beginning on page 6 of the prospectus.

Neither The Securities And Exchange Commission Nor Any State Securities Commission Has Approved Or Disapproved Of These Securities Or Passed Upon The Adequacy Or Accuracy Of This Prospectus. Any Representation To The Contrary Is A Criminal Offense.

The date of this prospectus supplement is January 6, 2011.

Selling Stockholders

The following information is provided to update the beneficial ownership of Carpe Diem Partners, LLC (“Carpe Diem”).  Effective December 31, 2010, Carpe Diem transferred its interest in a total of 101,419 shares of OCZ’s common stock, including a total of 20,284 shares of common stock issuable upon the exercise of outstanding warrants, to Carpe Diem Capital Management, LLC (“Carpe Management LLC”).  The information with respect to Carpe Diem found under the Selling Stockholders table is removed in its entirety and is replaced with the following information, including footnote 18.

	Shares of Common Stock Beneficially Owned Prior to this Offering			Shares of Common Stock Beneficially Owned After this Offering
Name and Address of Holder	Number of Shares Owned Prior to this Offering	% of Outstanding Shares	Number of Offered Shares	Number of Shares Beneficially Owned after the Offering	% of Outstanding Shares
Carpe Diem Management LLC [18] 3400 N. Lake Shore Drive Chicago, IL 60657	81,135	0.24%	101,419	-	-

(18)           Carpe Diem Capital Management LLC (“CDCM ”), it’s investment manager, Crazy Coyote Capital Management LLC (“C3 ”), and John D. Ziegelman, as Chief Executive Officer of both CDCM and C3, each may be deemed to have beneficial ownership of the shares owned by CDCM which are being registered hereunder.